UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 22, 2009

(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51689	88-0456274
(Commission File Number)	(I.R.S. Employer Identification No.)

3315 Marquart, Suite 205
Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

 (Former name or former address, if changed since last report.)
2121 Sage Road, Suite 200
Houston, Texas 77056

(713) 877-1516
(Telephone number, including area code)

SECTION 2 – FINANCIAL INFORMATION

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On October 22, 2009, Exobox Technologies Corp. purchased 17 oil & gas wells located in Ohio that produce from the Clinton and Marcellus Shale formations (the “Assets”) from a private oil & gas company.   The Assets acquired were purchased for $5.9 million, which includes:

(a)	The assumption of approximately $3.0 million in total existing debt associated with these Assets. Debt is valued at face value of $3 million which approximates the market value on October 22, 2009.

(b)
5-year, 7.5% convertible note in the amount of $1.5 million and convertible into common stock at $0.21 per share.  Debt is valued at face value of $1.5 million which approximates the market value on October 22, 2009.

(c)
1,163,000 shares of Series E Convertible Preferred Stock which is convertible into common stock at $0.04 for stock value of $949,929. The stock value is based on the closing market value on October 22, 2009.

(d)	3,000,000 shares of restricted Exobox common stock for value of $120,000. The stock value is $.04 which is based on the closing market value on the October 22, 2009.

The entire purchase price was allocated to proved oil and gas properties as this was the only asset acquired.

 On a fully-converted basis, the shares issuable upon conversion of the convertible note and the convertible preferred stock, along with the restricted common stock, would represent 34,500,000 shares of common stock, or approximately 9.9% of the total common shares outstanding, after giving effect to (i) the shares issuable pursuant to the Purchase and Sale Agreement on a fully-converted basis, and (ii) the 150 million shares being returned to the company by certain shareholders, as previously announced on October 16, 2009.

On January 13, 2010, Exobox and the seller mutually agreed to rescind the transaction, with cancelation of all obligations and securities issued.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.
    Attached Exhibit 99.3

(b) Pro forma Financial Information.
    Attached Statement of Revenues and Direct Operating Expenses of Assets Acquired

(c) Shell Company Transaction.
    Not applicable.

SIGNATURES

    In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EXOBOX TECHNOLOGIES CORP.
Date: June 16, 2010	By:/s/ Michael G. Wirtz
Michael G. Wirtz, Chief Financial Officer